Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Form S-8 Nos. 333-234230, 333-252228, 333-263239, and 333-269258, Form S-3 No. 333-279593, and Form S-1 Nos. 333-272872 and 333-273174 (collectively, the “Registration Statements”) of our report dated April 16, 2024 (except for the effect of the restatement discussed in Note 2, as to which the date is November 19, 2024), of NAYA Biosciences, Inc. (formerly INVO Bioscience, Inc.) relating to the audit of the consolidated financial statements as of December 31, 2023 and 2022, and for the periods then ended, including an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statements.

/s/ M&K CPA’s, PLLC

The Woodlands, TX
November 19, 2024